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                            STOCK PURCHASE AGREEMENT

                     DATED AS OF THE 7TH DAY OF APRIL, 1997

                                  BY AND AMONG

                           NOBLE INTERNATIONAL, LTD.,

                                  UTILASE, INC.

                                       AND

                        THE SHAREHOLDERS OF UTILASE, INC.






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


                                TABLE OF CONTENTS


                                                                           Page


ARTICLE I.   SALE AND PURCHASE OF SHARES.......................................2
    SECTION 1.1    Sale and Purchase of the Shares.............................2
    SECTION 1.2    Purchase Price............................................. 2
    SECTION 1.3    Allocation of Purchase Price................................2
    SECTION 1.4    Method of Payment...........................................2
    SECTION 1.5    Delivery of the Shares......................................3
    SECTION 1.6.   Escrow of Noble Shares......................................3
    SECTION 1.7.   Restrictions Applicable to Escrow Shares....................3

ARTICLE II.   CONDUCT PRIOR TO CLOSING.........................................3
    SECTION 2.1.   Conduct of the Company's Business Prior to the Closing Date.3
    SECTION 2.2.   Forbearance by the Company..................................4
    SECTION 2.3.   Conduct of Noble's Business Prior to the Closing Date.......5
    SECTION 2.4.   Cooperation of Noble and the Company........................5

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................6
    SECTION 3.1.   Recitals True...............................................6
    SECTION 3.2.   Capital Stock...............................................6
    SECTION 3.3.   Due Organization............................................6
    SECTION 3.4.   Authority...................................................6
    SECTION 3.5.   Subsidiaries; Significant Investments.......................6
    SECTION 3.6.   Approvals...................................................6
    SECTION 3.7.   No Violations...............................................7
    SECTION 3.8.   Consents and Approvals......................................7
    SECTION 3.9.   Financial Information.......................................7
    SECTION 3.10.  Absence of Undisclosed Liabilities and Certain
                    Changes or Events..........................................7
    SECTION 3.11.  Taxes.......................................................8
    SECTION 3.12.  Absence of Claims...........................................8
    SECTION 3.13.  Agreements..................................................8
    SECTION 3.14.  Labor Matters...............................................9
    SECTION 3.15.  Employee Benefit Plans......................................9
    SECTION 3.16.  Properties.................................................10
    SECTION 3.17.  Compliance with Laws.......................................10
    SECTION 3.18.  Fees.......................................................10
    SECTION 3.19.  Environmental Matters......................................10
    SECTION 3.20.  Material Interests of Certain Persons......................12
    SECTION 3.21.  Insurance..................................................12

                                      (i)

    SECTION 3.22.  Corporate Documents........................................12
    SECTION 3.23.  Company Action.............................................12
    SECTION 3.24.  Manufacturing Processes and Trade Secrets..................12

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF NOBLE.........................13
    SECTION 4.1.   Recitals True..............................................13
    SECTION 4.2.   Capital Stock..............................................13
    SECTION 4.3.   Due Organization...........................................13
    SECTION 4.4.   Authority..................................................13
    SECTION 4.5.   Subsidiaries; Significant Investment.......................13
    SECTION 4.6.   Approvals..................................................13
    SECTION 4.7.   No Violations..............................................13
    SECTION 4.8.   Consents and Approvals.....................................14
    SECTION 4.9.   Financial Information......................................14
    SECTION 4.10.  Absence of Undisclosed Liabilities and Certain
                    Changes or Events.........................................14
    SECTION 4.11.  Taxes......................................................14
    SECTION 4.12.  Absence of Claims..........................................15
    SECTION 4.13.  Agreements.................................................15
    SECTION 4.14.  Labor Matters..............................................16
    SECTION 4.15.  Employee Benefit Agreements................................16
    SECTION 4.16.  Properties.................................................16
    SECTION 4.17.  Compliance with Laws.......................................17
    SECTION 4.18.  Fees.......................................................17
    SECTION 4.19.  Environmental Matters......................................17
    SECTION 4.20.  Insurance..................................................18
    SECTION 4.21.  Corporate Documents........................................18

ARTICLE V.   ADDITIONAL AGREEMENTS............................................18
    SECTION 5.1.   Interim Financing..........................................18
    SECTION 5.2.   Access and Information.....................................19
    SECTION 5.3.   Certain Filings, Consents and Arrangements.................19
    SECTION 5.4.   Additional Agreements......................................19
    SECTION 5.5.   Regulatory Matters.........................................20
    SECTION 5.6.   Benefit Agreements and Certain Contracts...................20
    SECTION 5.7.   Certain Claims.............................................20
    SECTION 5.8.   DCT Release................................................21
    SECTION 5.9.   Financial Statements.......................................21
    SECTION 5.10   Code Section 338(h)(10) Election...........................21


ARTICLE VI.   CONDITIONS TO CONSUMMATION......................................22

                                      (ii)
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    SECTION 6.1.   Conditions to All Parties' Obligations.....................22
    SECTION 6.2.   Conditions to the Obligations of Noble.....................23
    SECTION 6.3.   Conditions to the Obligations of the Company
                   and the Shareholders.......................................23

ARTICLE VII.  INDEMNIFICATION.................................................24
    SECTION 7.1.   Survival of Representations and Warranties.................24
    SECTION 7.2.   Indemnity of the Shareholders..............................24
    SECTION 7.3.   Noble's Indemnity..........................................25
    SECTION 7.4.   Claims for Indemnification.................................26
    SECTION 7.5.   Notice of Claim for Indemnification........................27
    SECTION 7.6.   Undertakings...............................................27

ARTICLE VIII. TERMINATION.....................................................27
    SECTION 8.1.   Termination................................................27
    SECTION 8.2.   Effect of Termination......................................28

ARTICLE IX.  CLOSING..........................................................29
    SECTION 9.1.   Closing....................................................29

ARTICLE X.   OTHER MATTERS....................................................29
    SECTION 10.1.  Certain Definitions; Interpretation........................29
    SECTION 10.2.  Survival...................................................30
    SECTION 10.3.  Waiver.....................................................30
    SECTION 10.4.  Counterparts...............................................30
    SECTION 10.5.  Governing Law..............................................30
    SECTION 10.6.  Expenses...................................................30
    SECTION 10.7.  Notices....................................................30
    SECTION 10.8.  Entire Agreement; Etc......................................31
    SECTION 10.9.  Arbitration................................................31
    SECTION 10.10. Rules Governing the Issuance and Holding of  Notes and
                   Escrow Shares..............................................32
    SECTION 10.11. Assignment.................................................33

                                     (iii)

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                                    EXHIBITS
                                    --------




EXHIBIT A -- Form of Notes

EXHIBIT B -- Purchase Price Allocation

EXHIBIT C -- Escrow Agreement

EXHIBIT D -- Non-Compete Agreement

EXHIBIT E -- Non-Compete Agreement

EXHIBIT F -- Non-Compete Agreement

EXHIBIT G -- Employment Agreement

                                      (iv)

                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of the 7th day of April, 1997 (this "Agreement"), by and among Noble International, Ltd. ("Noble"), Utilase, Inc. (the "Company"), DCT, Inc. ("DCT") and John K. Baysore ("Baysore," and together with DCT, the "Shareholders").


                                    RECITALS:


        A. Noble. Noble is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan, with its principal executive offices located in Bloomfield Hills, Michigan. As of the date hereof, Noble has 60,000 authorized shares of common stock, without par value, of which 11,550 shares were outstanding as of the date hereof, and 150,000 authorized shares of preferred stock, without par value. There are no shares of preferred stock outstanding as of the date hereof, and Noble has no other class of capital stock authorized. The number of shares of Noble outstanding is subject to change prior to the Closing Date (as hereinafter defined) as described in subparagraph D of these Recitals.

        B. The Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan, with its principal executive offices located in Detroit, Michigan. As of the date hereof, the Company has 50,000 authorized shares of common stock, without par value ("Company Common Stock"), of which 1,053 shares were outstanding as of the date hereof, 1,000 of which were held by DCT and 53 of which were held by Baysore. The Company has no other class of capital stock authorized or issued.

        C. Options, Etc. Neither the Company nor any of its subsidiaries has any shares of its capital stock held in treasury or reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock nor any obligations, contingent or otherwise to repurchase, redeem or otherwise acquire any of its equity securities nor to provide funds to make any investment in, or provide any guarantee with respect to the obligations of, any person, except as set forth in the Company Disclosure Letter (as defined in Article III).

        D. Noble Options, Etc. Neither Noble nor any of its subsidiaries has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights)

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to subscribe for or acquire from it, any shares of its capital stock except as set forth in the Noble Disclosure Letter (as defined in Article IV).

        E. Board Approvals. The respective Boards of Directors of DCT, Noble and the Company have duly approved this Agreement and have duly authorized its execution and delivery.

        F. Employment Agreement. The Company and Baysore have entered into the Employment Agreement attached hereto as Exhibit G (the "Employment Agreement").

        In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                     ARTICLE I. SALE AND PURCHASE OF SHARES


        SECTION 1.1 Sale and Purchase of the Shares. Subject to the conditions set forth in this Agreement and on the basis of and reliance upon the representations, warranties and agreements set forth in this Agreement, on the Closing Date (as defined in Section 9.1) the Shareholders shall sell their shares of Company Common Stock (the "Shares") to Noble free and clear of all liens and encumbrances of any nature whatsoever and Noble shall purchase the Shares from the Shareholders.

        SECTION 1.2 Purchase Price. At the Closing (as defined in Section 9.1), Noble shall deliver the following to the Shareholders as consideration for the Shares ("the Purchase Price"):

        (a) an amount equal to (i) $8,200,000; and

        (b) the Series A Subordinated Promissory Notes (the "Series A Notes"), the Series B Subordinated Promissory Notes (the Series B Notes"), the Series C Subordinated Promissory Notes (the "Series C Notes"), and the Series D Subordinated Promissory Notes (the "Series D Notes" and, together with the Series A Notes, Series B Notes and Series C Notes, the "Notes"), in substantially the form of Exhibit A hereto with an aggregate principal amount equal to $10,134,554.

        SECTION 1.3 Allocation of Purchase Price. The Purchase Price shall be allocated between the Shareholders as set forth in Exhibit B.

        SECTION 1.4 Method of Payment. The payment by Noble to the Shareholders pursuant to Section 1.2(a) shall be made by wire transfer of immediately available funds to the Shareholders' designated account (or accounts) according to irrevocable written instructions which the Shareholders shall provide to Noble no later than five days prior to the Closing Date.

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        SECTION 1.5 Delivery of the Shares. On the Closing Date, the
Shareholders shall deliver to Noble certificates representing the shares, each of which certificates shall be endorsed in blank or accompanied by stock powers duly executed in blank to permit transfer of the shares to Noble.

        SECTION 1.6. Escrow of Noble Shares. Upon the execution of this Agreement, a certificate representing 506 shares of Noble Common Stock (the "Escrow Shares"), which Escrow Shares shall be equitably adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend or other reorganization or other like change with respect to Noble Common Stock, occurring after the date hereof and prior to the date such Escrow Shares are released from escrow, as described below, shall be delivered by Noble to Jaffe, Raitt, Heuer & Weiss, as escrow agent (the "Escrow Agent") under an Escrow Agreement in the form attached hereto as Exhibit C (the "Escrow Agreement"). The Escrow Shares shall be held in escrow under the Escrow Agreement and shall be distributed to the Company if this Agreement is terminated as described in Section 8.2(iv) and as of the date hereof, Noble and the Company shall execute a Registration Rights Agreement and a Shareholders' Agreement relating to such Escrow Shares. If this Agreement is not terminated and the Purchase is consummated, the Escrow Shares shall be returned to Noble at the Closing Date.

        SECTION 1.7. Restrictions Applicable to Escrow Shares. The Company and the Shareholders acknowledge that the Escrow Shares and the Notes issued and delivered by Noble pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and even if so registered, may be subject to restrictions on resale under federal and state securities laws or under this Agreement generally. As used in this Agreement, the term "Unregistered Securities" shall mean all Escrow Shares and Notes issued hereunder which have not been registered for resale under the Securities Act.


                      ARTICLE II. CONDUCT PRIOR TO CLOSING


        SECTION 2.1. Conduct of the Company's Business Prior to the Closing Date. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause each of its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course of business consistent with past practice, (ii) use its best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, Noble or any subsidiary thereof to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement and
(iv) take no action that is reasonably likely to have a Material Adverse Effect (as defined in Section 9.1 hereof) on the Company.

        SECTION 2.2. Forbearance by the Company. Except as contemplated by the Interim Financing Transaction (defined in Section 5.1), during the period from the date of this Agreement to the Closing Date, the Company shall not, and shall not permit any of its subsidiaries, without the prior written consent of Noble, to:

        (a) other than as consistent with past practice, make any loan or advance or incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

        (b) other than as contemplated hereby, adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right or option to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock, except as consistent with past practice;

        (c) other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force as of the date of this Agreement;

        (d) make any capital expenditures, other than capital expenditures made in the ordinary course of business;

        (e) increase in any material manner the compensation or fringe benefits of any of its employees or directors, or create or institute, or make any payments pursuant to, any severance plan or package, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Agreement (as defined in Section 3.15), with or for the benefit of any employee, other than general increases in compensation in the ordinary course of business or any amendment required by applicable law, or voluntarily accelerate the vesting of any compensation or benefit;

        (f) other than in the ordinary course of business, make any investment either by contributions to capital, property transfers, or purchase of any property or assets of any person;

        (g) other than with respect to the acceptance of purchase orders, enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000;

        (h) settle any claim, action or proceeding involving any liability of the Company or any of its subsidiaries for money damages in excess of $200,000, in excess of amounts covered by insurance, if any, or material restrictions upon the operations of the Company or any of its subsidiaries, provided however, that the Company and/or DCT has the right to settle claims of the Company with respect to USX Corporation, Olympic Steel, Inc., Mark Williamson or TWB, Inc., subject to the provisions of Section 5.7 hereof;


        (i) enter into any new material activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice;

        (j) agree to, or make any commitment to, take any of the actions prohibited by this Section 2.2 or any action which would make any of the representations or warranties of the Company contained in this Agreement incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder;

        (k) pay management and other fees, charges and expenses to DCT in excess of $40,000 per month, which includes all services provided to the Company by DCT and its affiliates, other than those provided pursuant to separate purchase orders.

        SECTION 2.3. Conduct of Noble's Business Prior to the Closing Date. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Closing Date, Noble shall, and shall cause each of its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course of business consistent with past practice, (ii) take no action outside of the ordinary course of business which would adversely affect or delay the ability of the Company, Noble or any subsidiary thereof to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement and (iii) take no action that is reasonably likely to have a Material Adverse Effect on Noble.

        SECTION 2.4. Cooperation of Noble and the Company. Noble and the
Company shall, and shall cause each of their subsidiaries to, cooperate with the other party in completing the transactions contemplated hereby and shall not take, cause to be taken or agree to make any commitment to take any action (i) that is reasonably likely to have a Material Adverse Effect on Noble or the Company, as applicable, or (ii) that is inconsistent with or prohibited by Sections 2.2 or 2.3, as applicable.

           ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY


        The Company and each of the Shareholders, jointly and severally, represent and warrant to Noble that, except as specifically disclosed in a letter (the "Company Disclosure Letter") of the Company delivered to Noble upon the execution of this Agreement (and making specific reference to the Section of this Agreement for which an exception is taken or for which information is required):

        SECTION 3.1. Recitals True. The facts set forth in the Recitals of this Agreement with respect to the Company are true and correct.

        SECTION 3.2. Capital Stock. All outstanding shares of capital stock of the Company and its subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any preemptive rights and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances.

        SECTION 3.3. Due Organization. Each subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation.

        SECTION 3.4. Authority. Each of the Company and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, in the aggregate, would not have a Material Adverse Effect on Company) where such qualification is required, to carry on its business as it is now being conducted and to own all its properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

        SECTION 3.5. Subsidiaries; Significant Investments. The only subsidiaries of the Company are set forth in the Company Disclosure Letter. All of the shares of capital stock of each subsidiary of the Company are owned directly and of record by the Company or a wholly-owned subsidiary of the Company, in each such case free and clear of all liens, claims, encumbrances and restrictions on transfer ("Liens") and there are no options with respect to any such capital stock. None of the Company or any of such subsidiaries owns any equity securities, any security convertible or exchangeable into an equity security or any rights to acquire any equity security except those of its subsidiaries as listed in the Company Disclosure Letter.

        SECTION 3.6. Approvals. This Agreement and the transactions contemplated herein have been duly authorized by all necessary corporate action of the Company. Subject to receipt of the required approvals, consents or waivers of governmental authorities referred to in Section 6.1(a), this Agreement is a valid and binding agreement of the Company enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors, rights and to general equity principles.

        SECTION 3.7. No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby by the Company and each of its subsidiaries will not, constitute (a) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any subsidiary of the Company or to which the Company or any of its subsidiaries (or any of their respective properties) is subject, or enable any person to enjoin the transactions contemplated hereby, (b) a breach or violation of, or a default under, the articles of incorporation or by-laws or similar organizational documents of the Company or any subsidiary of the Company or (c) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any subsidiary of the Company under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any subsidiary of the Company is a party, or to which any of their respective properties or assets may be bound or affected, which in the case of
(a), (b) or (c) above, would have a Material Adverse Effect on the Company.

        SECTION 3.8. Consents and Approvals. Except for any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if required, and the consent of the General Retirement System of the City of Detroit (the "GRS"), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are necessary in connection with (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by the Company of the transactions contemplated hereby, the absence of which would have Material Adverse Effect on the Company.

        SECTION 3.9. Financial Information. The information provided by the Company to Noble and its auditors in connection with the preparation of the 1995 and 1996 financial statements of the Company is complete, true and accurate.

        SECTION 3.10. Absence of Undisclosed Liabilities and Certain Changes or Events. Since December 31, 1996, the Company and its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and have not incurred any material liability, except in the ordinary course of their business consistent with past practice. Since December 31, 1996, there has not been any change in the condition (financial or other), properties, business, results of operations or prospects of the Company or its subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

        SECTION 3.11. Taxes. All federal, state, local, and foreign tax returns required to be filed by or on behalf of the Company or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all respects. All taxes shown on such returns have been paid in full or adequate provision has been made for any such taxes on the Company's balance sheet (in accordance with generally accepted accounting principles). There is no audit examination, deficiency, or refund litigation with respect to any taxes of the Company or any of its subsidiaries that could result in a determination. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on the Company's 1995 balance sheet (in accordance with generally accepted accounting principles). The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

        SECTION 3.12. Absence of Claims. Except as set forth in the Company Disclosure Letter, as of the date hereof, no material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending material claim, action or proceeding against the Company or any of its subsidiaries, and, to the Company's actual knowledge, without inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

        SECTION 3.13. Agreements.

        (a) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to an oral or written (i) consulting agreement involving the payment of more than $100,000 per annum, (ii) agreement with any executive officer or other key employee of the Company or any of its subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its subsidiaries of the nature contemplated by this Agreement and which provides for the payment of in excess of $100,000, (iii) agreement with respect to any executive officer of the Company or any of its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $100,000 per annum, (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) material agreement containing covenants that limit the ability of the Company or any of its subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its subsidiaries may carry on its business (other than as may be required by law or any regulatory agency) or (vi) agreement containing provisions under which the Company or any of its subsidiaries is obligated to pay in excess of $100,000 per annum.

        (b) Neither the Company nor any of its subsidiaries is in default under any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, which would have a Material Adverse Effect on the Company.

        SECTION 3.14. Labor Matters. Neither the Company nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its subsidiaries pending or threatened.

        SECTION 3.15. Employee Benefit Plans.

        (a) All of the Company's pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto in respect to any directors, officers, or other employees of the Company or any of its subsidiaries (hereinafter referred to collectively as the "Employee Plans") comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. All of the Employee Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code, and there are no facts known to the Company which would adversely affect the qualified status of any of the Employee Plans.

        (b) There is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the Employee Plans and no reportable event, as defined in ERISA, has occurred in connection with the Employee Plans. The Employee Plans have not, nor has any trustee or administrator of the Employee Plans, engaged in any prohibited transaction as defined in ERISA or the Code. The Company is not contributing to, and has not contributed to, any multi-employer plan, as defined in ERISA.

        (c) The Company Disclosure Letter describes any past Employee Plans that have been terminated within the past 12 months and the status of such plans, the distribution or retention of monies with respect to said plans, and any further obligations of such plans or the Company in connection therewith. Any past Employee Plans that have been terminated were terminated in compliance with ERISA, the Code and other applicable laws, and there is no basis for further liability or obligation of the Company pursuant to any past Employee Plans.

        SECTION 3.16. Properties. Except as disclosed in the Company Disclosure Letter, the Company and its subsidiaries (a) have good, clear and marketable title to all the properties and assets which are material to the Company's business on a consolidated basis, free and clear of all Liens except (i) statutory Liens securing payments not yet due, (ii) Liens on assets of subsidiaries of the Company incurred in the ordinary course of their business and (iii) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Company, and
(b) are collectively the lessee of all leasehold estates which are material to the Company's business on a consolidated basis and is in possession of the properties purported to be leased thereunder.

        SECTION 3.17. Compliance with Laws. The Company and each of its subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted, the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the Company's actual knowledge, without inquiry, no suspension or cancellation of any of them is threatened.

        SECTION 3.18. Fees. Neither the Company nor any of its subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any subsidiary of the Company, in connection with the Agreement or the transactions contemplated hereby.

        SECTION 3.19.      Environmental Matters.

        (a) Except as set forth in the Company Disclosure Letter, with respect to the Company and each of its subsidiaries:

                   (i) To the Company's actual knowledge, without inquiry, each of the Company and its subsidiaries are in substantial compliance with all Environmental Laws (as defined below);

                   (ii) There is no material suit, claim, action, demand,
                        executive or administrative order, directive, investigation or proceeding pending or, to the Company's actual knowledge, without inquiry, threatened, before any court, governmental agency or board or other forum against it or any of its subsidiaries (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on a site owned, leased or operated by it or any of its subsidiaries;

                 (iii) To the Company's actual knowledge, without inquiry, the properties currently owned by the Company or any of its subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material (as defined below) other than as permitted under applicable Environmental Law;

                 (iv) Neither the Company nor any of its subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Federal, state, local or foreign governmental entity or any third party indicating that it may be in material violation of, or liable under, any Environmental Law;

                 (v) To the Company's actual knowledge, without inquiry, there are no underground storage tanks on, in or under any properties and the Company has not removed any underground storage tanks from any properties which are leased by the Company or any of its subsidiaries; and

                 (vi) To the Company's actual knowledge, without inquiry, during the period of its or any of its subsidiaries, ownership or operation of any of their respective current properties, there has been no material contamination by or release of Hazardous Material or oil in, on, under or affecting such properties.

        (b) The following definitions apply for purposes of this Section: (i) "Environmental Law" means (A) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, (x) relating to the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect, including all current Environmental Laws. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, the Federal insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so called "Superfund" or "Superlien" law, each as amended and as now in effect; and (ii) "Hazardous Material" means any substance in any concentration which is or could be detrimental to human health or safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance , hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

        SECTION 3.20. Material Interests of Certain Persons. Except as disclosed in the Company's Disclosure Letter, no officer, director or affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended) of the Company has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its subsidiaries.

        SECTION 3.21. Insurance. The Company and its subsidiaries are presently insured, and since December 31, 1995, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company and its subsidiaries are in full force and effect, the Company and its subsidiaries are not in material default thereunder and, to the knowledge of the Company, all material claims thereunder have been filed in due and timely fashion. In the judgment of the Company's management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date hereof.

        SECTION 3.22. Corporate Documents. The Company has delivered to Noble true and complete copies of (i) its articles of incorporation and by-laws and
(ii) the charter and by-laws of each subsidiary of the Company. Neither the Company nor any of its subsidiaries are in violation of any provision of its articles of incorporation or bylaws.

        SECTION 3.23. Company Action. The Board of Directors of the Company and DCT have adopted resolutions approving this Agreement and recommending that this Agreement be approved by the shareholders of the Company.

        SECTION 3.24. Manufacturing Processes and Trade Secrets. Subject to the Patlex license previously disclosed to Noble, to the actual knowledge of the Company, without inquiry, the Company owns and has the legal right to use all of the manufacturing processes, trade secrets and knowhow used by it in connection with its business as presently conducted, free and clear of all liens, security interests, licenses, royalties or claims, including any claims for infringement of proprietary rights of others, except insofar as any failure of the foregoing representations and warranties, taken as a whole, do not have a Material Adverse Effect on the Company.

               ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF NOBLE


        Noble represents and warrants to the Company that, except as specifically disclosed in a letter (the "Noble Disclosure Letter") of Noble delivered to the Company upon the execution of this Agreement (and making specific references to the section of this Agreement for which an exception is taken):

        SECTION 4.1. Recitals True. The facts set forth in the Recitals of this Agreement with respect to Noble are true and correct.

        SECTION 4.2. Capital Stock. All outstanding shares of capital stock of Noble and its subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable.

        SECTION 4.3. Due Organization. Each subsidiary of Noble is a corporation or banking organization duly incorporated, validly existing and in good standing under the laws of the state of its incorporation.

        SECTION 4.4. Authority. Each of Noble and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, in the aggregate, would not have a Material Adverse Effect on Noble) where such qualification is required, to carry on its business as it is now being conducted and to own all its properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

        SECTION 4.5. Subsidiaries; Significant Investments. The only subsidiaries of Noble are set forth in the Disclosure Letter. All of the shares of capital stock of each subsidiary of Noble are owned directly and of record by Noble or a wholly-owned subsidiary of Noble, in each such case free and clear of all Liens and there are no options or similar rights with respect to any such capital stock. None of Noble or any of such subsidiaries owns any equity securities, any security convertible or exchangeable into an equity security or any rights to acquire any equity security except those of its subsidiaries as listed in the Noble Disclosure Letter.

        SECTION 4.6. Approvals. This Agreement and the transactions contemplated herein have been duly authorized by all necessary corporate action of Noble. Subject to receipt of the required approvals, consents or waivers of governmental authorities referred to in Section 6.1(a), this Agreement is a valid and binding agreement of Noble enforceable against Noble in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors, rights and to general equity principles.

        SECTION 4.7. No Violations. The execution, delivery and performance of this Agreement by Noble does not, and the consummation of the transactions contemplated hereby by

Noble and each of its subsidiaries will not, constitute (a) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Noble or any subsidiary of Noble or to which Noble or any of its subsidiaries (or any of their respective properties) is subject, or enable any person to enjoin the transactions contemplated hereby, (b) a breach or violation of, or a default under, the articles of incorporation or by-laws or similar organizational documents of Noble or any subsidiary of Noble or (c) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Noble or any subsidiary of Noble under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Noble or any subsidiary of Noble is a party, or to which any of their respective properties or assets may be bound or affected, which in the case of (a), (b) or
(c) above, would have a Material Adverse Effect on Noble.

        SECTION 4.8. Consents and Approvals. Except for filings under the HSR Act, if required, no consents or approvals of or filings or registrations with any regulatory agencies or with any third party are necessary in connection with
(i) the execution and delivery by Noble of this Agreement and (ii) the consummation by Noble of the transactions contemplated hereby, the absence of which would have a Material Adverse Effect on Noble.

        SECTION 4.9. Financial Information. The consolidated balance sheets of Noble and its subsidiaries at December 31, 1995 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, and the notes thereto, copies of which have been furnished to the Company, (i) are correct and complete in all material respects,
(ii) have been prepared in accordance with generally accepted accounting principles, subject to consistency and materiality provisions, consistently applied and (iii) present fairly, in all material respects, the consolidated financial position of Noble and its subsidiaries at those dates and the consolidated results of its operations and cash flows for the years then ended.

        SECTION 4.10. Absence of Undisclosed Liabilities and Certain Changes or Events. Since December 31, 1996, Noble and its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and have not incurred any material liability, except in the ordinary course of their business consistent with past practice. Since December 31, 1996, there has not been any change in the condition (financial or other), properties, business, results of operations or prospects of Noble or its subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Noble.

        SECTION 4.11. Taxes. All federal, state, local, and foreign tax returns required to be filed by or on behalf of Noble or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all respects. All taxes shown on such returns have been paid in full or adequate provision has been made for any such taxes on Noble's 1995 balance sheet (in accordance with generally accepted accounting principles). There is no audit examination, deficiency, or refund litigation with respect to any taxes of Noble or any of its subsidiaries that could result in a determination. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on Noble's balance sheet (in accordance with generally accepted accounting principles). Noble has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

        SECTION 4.12. Absence of Claims. As of the date hereof, no material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending material claim, action or proceeding against Noble or any of its subsidiaries, and, to Noble's actual knowledge, without inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, which in any case is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Noble or to hinder or delay consummation of the transactions contemplated hereby.

        SECTION 4.13. Agreements.

        (a) Except as set forth in the Noble Disclosure Letter, neither the Noble nor any of its subsidiaries is a party to an oral or written (i) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) involving the payment of more than $100,000 per annum, (ii) agreement with any executive officer or other key employee of Noble or any of its subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Noble or any of its subsidiaries of the nature contemplated by this Agreement and which provides for the payment of in excess of $100,000, (iii) agreement with respect to any executive officer of Noble or any of its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $100,000 per annum, (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) material agreement containing covenants that limit the ability of Noble or any of its subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Noble (including any successor thereof) or any of its subsidiaries may carry on its business (other than as may be required by law or any regulatory agency) or (vi) agreement containing provisions under which Noble or any of its subsidiaries is obligated to pay in excess of $100,000 per annum.

        (b) Neither Noble nor any of its subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, which would have a Material Adverse Effect on Noble.

        SECTION 4.14. Labor Matters. Neither Noble or any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Noble or any of its subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Noble or any of its subsidiaries pending or threatened.

        SECTION 4.15. Employee Benefit Agreements.

        (a) All of Noble's pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans", as defined under ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto in respect to any present directors, officers, or other employees of Noble or any of its subsidiaries (hereinafter referred to collectively as the "Noble Employee Plans") comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. All of the Noble Employee Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code, and there are no facts known to Noble which would adversely affect the qualified status of any of the Noble Employee Plans.

        (b) There is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the Noble Employee Plans and no reportable event, as defined in ERISA, has occurred in connection with the Noble Employee Plans. The Noble Employee Plans have not, nor has any trustee or administrator of the Noble Employee Plans, engaged in any prohibited transaction as defined in ERISA or the Code. Noble is not contributing to, and has not contributed to, any multi-employer plan, as defined in ERISA.

        (c) Noble Disclosure Letter describes any past Noble Employee Plans that have been terminated within the past 12 months and the status of such plans, the distribution or retention of monies with respect to said plans, and any further obligations of such plans or Noble in connection therewith. Any past Noble Employee Plans that have been terminated were terminated in compliance with ERISA, the Code and other applicable laws, and there is no basis for further liability or obligation of Noble pursuant to any past Noble Employee Plans.

        SECTION 4.16. Properties. Except as disclosed in the Noble Disclosure Letter, Noble and its subsidiaries (a) have good, clear and marketable title to all the properties and assets which are material to Noble's business on a consolidated basis, free and clear of all Liens except (i) statutory Liens securing payments not yet due, (ii) Liens on assets of subsidiaries of Noble incurred in the ordinary course of their business and (iii) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on Noble, and (b) are collectively the lessee of all leasehold estates which are material to Noble's business on a consolidated basis and is in possession of the properties purported to be leased thereunder.

        SECTION 4.17. Compliance with Laws. Noble and each of its subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted, the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to Noble's actual knowledge, without inquiry, no suspension or cancellation of any of them is threatened.

        SECTION 4.18. Fees. Neither Noble nor any of its subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Noble or any subsidiary of Noble, in connection with the Agreement or the transactions contemplated hereby.

        SECTION 4.19.      Environmental Matters.

        (a)    With respect to Noble and each of its subsidiaries:

               (i) To Noble's actual knowledge, without inquiry, each of Noble and its subsidiaries, are in substantial compliance with all Environmental Laws (as defined below);

               (ii) There is no material suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or to Noble's actual knowledge, without inquiry, threatened, before any court, governmental agency or board or other forum against it or any of its subsidiaries (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on a site owned, leased or operated by it or any of its subsidiaries;

               (iii) To Noble's actual knowledge, without inquiry, the properties currently owned by Noble or any of its subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material (as defined below) other than as permitted under applicable Environmental Law;

               (iv) Neither Noble nor any of its subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Federal, state, local or foreign governmental entity or any third party indicating that it may be in material violation of, or liable under, any Environmental Law;

               (v) To Noble's actual knowledge, without inquiry, there are no underground storage tanks on, in or under any properties and Noble has not removed any underground storage tanks from any properties which are owned or leased by Noble or any of its subsidiaries; and

               (vi) To Noble's actual knowledge, without inquiry, during the period of its or any of its subsidiaries, ownership or operation of any of their respective current properties there has been no material contamination by or release of Hazardous Material or oil in, on, under or affecting such properties.

        (b) The following definitions apply for purposes of this Section: (iii) "Environmental Law" has the meaning set forth in Section 3.19(b); and (iv) "Hazardous Material" has the meaning set forth in Section 3.19(b).

        SECTION 4.20. Insurance. Noble and its subsidiaries are presently insured, and since December 31, 1995, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Noble and its subsidiaries are in full force and effect, Noble and its subsidiaries are not in material default thereunder and, to the knowledge of Noble, all material claims thereunder have been filed in due and timely fashion. In the judgment of Noble's management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date hereof.

        SECTION 4.21. Corporate Documents. Noble has delivered to the Company true and complete copies of (i) its articles of incorporation and by-laws and
(ii) the charter and by-laws of each subsidiary of Noble. Neither Noble nor any of its subsidiaries are in violation of any provision of its articles of incorporation or bylaws.


                        ARTICLE V. ADDITIONAL AGREEMENTS


        SECTION 5.1. Interim Financing. The Company shall use its best efforts to complete the financing transaction (the "Interim Financing Transaction") described in the commitment letter addressed to the Company and Mr. Robert J. Skandalaris dated March 26, 1997, from Comerica Bank, and if the Company proceeds with the Interim Financing Transaction, Robert J. Skandalaris and Noble shall take all action required of each of them as specified in the terms of such commitment letter, to complete such Interim Financing Transaction.

        SECTION 5.2. Access and Information. Upon reasonable notice, each of the Company and Noble shall (and shall cause its subsidiaries to) afford to the other party and its representatives (including, without limitation, directors, officers and employees of the other party and its affiliates, and counsel, accountants and other advisors retained by the other party and its affiliates) such access during normal business hours throughout the period prior to the Closing Date, to the books, records, properties, personnel and to such other information as such party may reasonably request; provided, however, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made herein. The Company and Noble will not, and each will cause its representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, the Company and Noble will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.2 unless such information (i) was already known to the Company or Noble, as the case may be, or an affiliate of the Company or Noble, (ii) becomes available to the Company or Noble, as the case may be, or an affiliate of the Company or Noble, as the case may be, from other sources not known by such party to be bound by a confidentiality agreement, (iii) is disclosed with the prior written approval of the Company or Noble, as the case may be, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same.

        SECTION 5.3. Certain Filings, Consents and Arrangements. Noble and the Company shall, and Noble and the Company shall cause their respective subsidiaries to, (a) as soon as practicable make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby including, if applicable, any filings under the HSR Act, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed.


        SECTION 5.4. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

        SECTION 5.5. Regulatory Matters. To the extent that any notices to, filings with or authorizations, consents or approvals from any governmental entities are necessary or advisable in connection with such transactions, Noble and the Company shall give any such notices, make any such filings and use their respective best efforts to obtain any such authorizations, consents and approvals. If the HSR Act is applicable to such transactions, Noble and the Company shall make all filings and provide all documents and information to governmental entities which are required by said Act and use their respective best efforts to obtain an early termination of the applicable waiting period under said Act.

        SECTION 5.6.   Benefit Agreements and Certain Contracts.

        (a) Noble hereby agrees that after the Closing Date, the Company will continue to pay, in accordance with their terms as in effect on the date hereof, without offset, deduction, counterclaim, interruption or deferment (other than as required by applicable law) all amounts due and payable under the terms of all written employment contracts, agreements, plans, policies and commitments of the Company and its subsidiaries with or with respect to its current or former employees, officers and directors to the extent such amounts are vested on or prior to the date of this Agreement or will become vested as a result of the transactions contemplated hereby. Noble shall cause the Company to provide its employees with employee benefit plans providing welfare benefits substantially comparable in the aggregate to those provided to employees generally by the Company as of the date of this Agreement. Such welfare benefit plans shall (i) recognize expenses and claims that were incurred by the Company's employees in the year in which the Closing Date occurs and recognized for purposes of computing deductible amounts and copayments under the Company's plans as of the Closing Date and (ii) provide coverage for pre-existing health conditions to the extent covered under the applicable plans or programs of the Company as of the Closing Date. In addition, employees of the Company shall continue to receive credit for their prior service with the Company and its Subsidiaries for eligibility and vesting purposes and for vacation accrual purposes.

        SECTION 5.7. Certain Claims. Noble and the Company acknowledge that the Company is the plaintiff and/or has certain claims against USX Corporation, Olympic Steel, Inc. TWB, Inc. and Mark Williamson, in which the Company is seeking or may seek recovery of damages (the "Claims"). Noble agrees that DCT, may proceed with such Claims on behalf of the Company, with the right to control all aspects of such Claims, except that Noble shall have the right to consent to any settlement, which consent shall not be unreasonably withheld, of such Claims, and that any recovery of cash and/or property attributable to the settlement or judicial resolution of said Claims will be divided equally between Noble and DCT, after the reimbursement of all legal and other out-of-pocket expenses incurred by DCT in connection with the Claims and the settlement or other resolution thereof. Noble agrees that any cash recovery by Noble hereunder shall be placed in a sinking fund or other similar account acceptable to DCT, to be applied towards the payment of the Notes. Noble expressly acknowledges and agrees that DCT has no obligation to pursue said Claims following the Closing Date and DCT may elect not to pursue such Claims at any time and for any reason or no reason. If DCT elects to abandon such Claims, at Noble's election, DCT shall assign the Claims to Noble and Noble shall reimburse DCT for any costs and expenses incurred by DCT prior to such assignment from any proceeds recovered by Noble from the Claims, net of Noble's costs and expenses. If Noble does not consent to a settlement of the Claims proposed by DCT, Noble shall then proceed with such Claims, with the right to control all aspects of such Claims and any recovery of cash and/or property attributable to the settlement or judicial resolution of such Claims will be divided equally between Noble and DCT, after the reimbursement of DCT's and Noble's expenses incurred in connection with the resolution of such Claims, and Noble shall use it best efforts to pursue such Claims.

        Notwithstanding the foregoing, any commitment for future business arising out of the settlement or other resolution of the Claims shall inure to the benefit of Noble only.

        SECTION 5.8. DCT Release. Noble agrees to take all reasonable actions necessary to obtain the release of DCT with respect to any and all guarantees or other similar credit enhancements which DCT has provided in connection with any existing financing arrangements involving the Company, and Noble shall provide evidence of such releases to DCT.

        SECTION 5.9. Financial Statements. The Company shall prepare and deliver to Noble combined and combining interim (i) quarterly financial statements (including a Balance Sheet, Income Statement, Statement of Cash Flow and Statement of Equity) as at and for the periods ended March 31, 1997, and
(ii) monthly financial statements as at and for the monthly periods ending more than thirty (30) days prior to the Closing Date. Such interim Company financial statements shall be prepared in accordance with GAAP, applied on a consistent basis for the periods involved, and shall present fairly, in all material respects, the combined and combining financial positions of the Company and its subsidiaries as of the dates indicated therein, and the combined and combining results of operations and cash flows of the Company and its subsidiaries for the periods then ended; provided, however, such interim Company financial statements are subject to normal year-end adjustments and may lack footnotes and other presentation items.

        SECTION 5.10. Code Section 338(h)(10) Election. If requested by Noble to do so, the Shareholders shall join with Noble in making an election under Internal Revenue Code Section 338(h)(10) to treat the purchase and sale of the Shares for federal and state income tax purposes as a deemed sale of the Company's assets. Noble represents that it is qualified to make the election under Section 338(h)(10) of the Code. The Shareholders and Noble shall, as soon as practicable after the Closing Date, exchange completed and executed copies of Internal Revenue Service Form 8023, required Schedules thereto, and any similar state forms. The sale of Company assets shall be deemed to be for consideration equal to: (i) the Purchase Price plus (ii) all liabilities of the Company (the "Asset Purchase Price"), followed by a deemed liquidation of the Company. In connection with the deemed sale of assets by the Company, the parties agree to the following allocation of the Asset Purchase Price and covenant to use such allocation for all purposes relating hereto:


     Cash and Cash Equivalents        face value
     Tangible Personal Property       tax basis for federal income tax purposes
     Intangible Personal Property     tax basis for federal income tax purposes
     Goodwill                         remainder


                     ARTICLE VI. CONDITIONS TO CONSUMMATION


        SECTION 6.1. Conditions to All Parties' Obligations. The respective obligations of Noble, the Company and the Shareholders to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

        (a) Noble, the Company and each of their respective subsidiaries shall have procured, if necessary or advisable, any necessary approvals, consents or waivers with respect to the Agreement and the transactions contemplated hereby, including approvals, consents or waivers from any federal, state, county, city, municipal, regional or local governmental authority within the United States, and all applicable statutory waiting periods under the HSR Act, if applicable, shall have expired or otherwise been terminated; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that are necessary or appropriate for the consummation of the transactions contemplated by the Agreement including, without limitation the consent of the GRS; provided, however, that, absent the written consent thereto by Noble, no approval, consent or waiver referred to in this Section 6.1(a) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, (i) would result in a Material Adverse Effect on Noble, or (ii) imposes any requirement upon Noble, the Company or their respective subsidiaries to (x) dispose of any asset which is material to Noble or the Company, or (y) materially restrict or curtail the current business operations or activities of Noble or the Company.

        (b) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

        (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement, and no litigation or proceeding shall be pending against Noble or the Company or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

        (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of any transaction contemplated by this Agreement.

        SECTION 6.2. Conditions to the Obligations of Noble. The obligations of Noble to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver prior to the Closing Date of the following additional conditions:

        (a) Each of the representations and warranties of the Company and the Shareholders contained in this Agreement shall have been true on the date hereof and shall be true in all material respects on the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and Noble shall have received a certificate signed by the Chief Executive Officer or President of the Company, dated the Closing Date, to the foregoing effect.

        (b) The Company shall not have experienced any event, change or occurrence that has had a material adverse effect upon the financial condition of the Company and its subsidiaries taken as a whole.

        (c) Each of James Bronce Henderson, III, Jeffrey A. Moss and DCT shall have entered into the Non-Compete Agreements attached hereto as Exhibits D, E and F, respectively.

        (d) The GRS shall have discharged any and all liens on the Company's common stock and assets and shall have consented to the transactions contemplated by this Agreement.

        (e) The Company and Baysore shall have entered into the Employment Agreement.

        SECTION 6.3. Conditions to the Obligations of the Company and the Shareholders. The obligation of the Company and the Shareholders to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver prior to the Closing Date of the following additional conditions:

        (a) Each of the representations and warranties of Noble contained in this Agreement shall have been true on the date hereof and shall be true in all material respects on the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Noble and, as applicable, Robert J. Skandalaris, shall have performed, in all material respects, each of their respective covenants and agreements contained in this Agreement; and the Company shall have received certificates signed by the Chief Executive Officer of Noble, dated the Closing Date, to the foregoing effect.

        (b) Noble shall not have experienced any event, change or occurrence that has had a material adverse effect upon the financial condition of Noble and its subsidiaries taken as a whole.

        (c) Noble shall have, prior to the Closing Date, completed its firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Noble's common stock at an aggregate offering price to the public of not less than $10,000,000, with Prime Charter, Ltd., (the "IPO") and shall have received the proceeds from such IPO.

        (d) The Non-Compete Agreements, in the forms attached hereto as Exhibits D, E and F shall have been executed by Noble and each of the other parties thereto.


                          ARTICLE VII. INDEMNIFICATION

        SECTION 7.1. Survival of Representations and Warranties. The representations and warranties made by the Company and the Shareholders and the representations and warranties made by Noble in this Agreement shall be deemed to be continuing and shall survive for a period of one year from the Closing Date, unless a specific claim in writing with respect to any such representation or warranty shall have been made, or an action at law or in equity shall have been commenced or filed, prior to such expiration date; provided, however, that the representations and warranties of the Company and the Shareholders and the representations and warranties of Noble, respectively, set forth in:

        (a) Sections 3.2 and 3.16(a) and 4.2 and 4.16(a) shall survive indefinitely;

        (b) Sections 3.11 and 4.11 shall survive for the applicable statute of limitations under which claims may be asserted; and

        (c) Section 3.24 shall survive for a period of two years from the Closing Date.

        Nothing in this Section 7.1 shall terminate or affect the obligations and indemnities of the parties with respect to covenants and agreements contained or referenced in this Agreement that are to be performed by their specific terms, in whole or in part, after the Closing Date or the above referenced expiration dates.

        SECTION 7.2.   Indemnity of the Shareholders.

        (a) Subject to the limitations as to threshold and dollar amount provided in this Section 7.2, the Shareholders shall jointly and severally indemnify, defend, save, and hold harmless Noble and its successors and assigns, and Noble's employees, representatives, officers, directors and agents from and against any and all costs, losses, liabilities, claims and expenses, including reasonable legal fees and costs of investigation ("Indemnified Damages"), arising out of or resulting from any breach of or inaccuracy in any representation or warranty made by the Company or the Shareholders in this Agreement.

        (b) If the aggregated value of the claims by Noble against the Shareholders (the "Noble's Aggregated Value") does not exceed $1,000,000, Noble shall not be entitled to any reimbursement for such claims. If the Noble's Aggregated Value shall exceed $1,000,000, Noble shall be entitled to receive an amount (the "Indemnity Payments") equal to the difference between the Noble's Aggregated Value and $1,000,000. Any liability of the Shareholders pursuant to this Article VII shall be satisfied by such parties solely by means of a set-off, first from Noble's obligation under each of the outstanding Series A Notes pro rata on a dollar-for-dollar basis, then, with respect to the Series B Notes and in descending order thereafter through the Series D Notes until the Indemnity Payments are fully satisfied. Under no circumstances will the Shareholders be required under this Article VII to provide any indemnification in any form other than as described above.

        (c) Notwithstanding the foregoing, the Shareholders shall not be liable for any Indemnified Damages in excess of the aggregate principal amount of the Notes outstanding at the time of the claim.

        (d) No damages shall be asserted by Noble which arise out of facts, circumstances or conditions which are disclosed in this Agreement or any Exhibit or Schedule to this Agreement or of which Noble had actual knowledge on or before the Closing Date.

        SECTION 7.3.   Noble's Indemnity.

        (a) Notwithstanding the provisions of Section 10.10, Noble shall indemnify, defend, save and hold harmless the Shareholders and their successors and assigns, and, as applicable, their employees, representatives, officers, directors, and agents, from and against any and all Indemnified Damages arising out of or resulting from (i) any breach of or inaccuracy in any representation or warranty made by the Noble in this Agreement, and (ii) activities or actions with respect to the operation of the Company's business, which activities or actions occur on a date after the Closing Date.

        (b) If the aggregated value of the claims by the Shareholders against Noble ("Shareholders' Aggregated Value") does not exceed $1,000,000, the Shareholders shall not be entitled to any reimbursement for such claims. If the Shareholders' Aggregated Value shall exceed $1,000,000, the Shareholders shall be entitled to receive Indemnity Payments equal to the difference between the Shareholders' Aggregated Value and $1,000,000. Noble shall pay any amounts owed to the Shareholders pursuant to this Article VII in immediately available funds.

        (c) Notwithstanding the foregoing, Noble shall not be liable for any Indemnified Damages in excess of the aggregate principal amount of the Notes outstanding at the time of the claim.

        (d) No damages shall be asserted by the Shareholders which arise out of facts, circumstances or conditions which are disclosed in this Agreement or any Exhibit or Schedule to this Agreement or of which the Shareholders had actual knowledge on or before the Closing Date.

        SECTION 7.4. Claims for Indemnification.

        (a) Whenever any claim for indemnification shall arise under this
Article VII, the party asserting such claim (the "Indemnified Party") shall notify the other party or parties (collectively, the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification under this Agreement resulting from or in connection with legal proceedings by a third party, such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising from such proceedings.

        (b) If any lawsuit is filed or instituted against the Indemnified Party asserting any claim for which the Indemnifying Party may be responsible under this Agreement, written notice of such lawsuit shall be given to the Indemnifying Party as promptly as practicable and if the Indemnifying Party shall acknowledge in writing that the Indemnifying Party shall be responsible and liable for payment of all costs, losses, liabilities, claims and expenses in connection with such lawsuit, then the Indemnifying Party shall be entitled, if the Indemnifying Party so elects (subject to the Indemnified Party's written consent which may be withheld by the Indemnified Party to the extent that the Indemnified Party's rights under any other contested matter may be prejudiced by the Indemnified Party's lack of control over such lawsuit), to take control of the defense and investigation of such lawsuit and to employ and engage attorneys of their own choice to handle and defend the same, at the Indemnifying Party's cost, risk, and expense. The Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party's cost, risk, and expense, with the Indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in any such investigation, trial, and defense of any such lawsuit and any appeal arising from such lawsuit.

        (c) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting from such claim in accordance with the terms of this Section 7.4, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. If the Indemnifying Party seeks to question the manner in which the Indemnified Party defended such claim or litigation or the amount of or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such claim in a reasonably prudent manner.

        (d) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Section 7.4, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Indemnified Damages to which such indemnification relates.

        (e) All indemnification or reimbursement payments required pursuant to this Agreement shall be made net of all tax and insurance benefits actually received by the party to be indemnified or reimbursed. In the event that any claim for indemnification asserted under this Article VII is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third person, the Indemnified Parties expressly agree that they shall promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Parties agree to pursue, at the cost and expense of the Indemnifying Party, such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnifying Party, with each applicable insurance carrier and third party indemnitor or contributor.

        SECTION 7.5. Notice of Claim for Indemnification. No claim for indemnification under this Article VII shall be valid unless notice of such claim is delivered to the Indemnifying Party within the period during which the representation or warranty upon which such claim is based survives pursuant to
Section 7.1. Any such notice shall set forth in reasonable detail, to the extent known by the person giving such notice, the facts on which such claim is based and the estimated amount of the claim resulting therefrom.

        SECTION 7.6. Undertakings. Prior to the assertion of any claims for indemnification under this Article VII, the Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Indemnified Damages.


                            ARTICLE VIII. TERMINATION


        SECTION 8.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

        (a) by mutual consent of each of the Boards of Directors of Noble and the Company and the Shareholders; or

        (b) (i) by Noble if on the Closing Date any of the conditions specified in Section 6.1 or Section 6.2 have not been satisfied or waived by Noble, but only if Noble has used its best efforts and acted in good faith in attempting to satisfy all such conditions and Noble is not then in breach or default in any material respect of this Agreement; or (ii) by the Company and the Shareholders if on the Closing Date any of the conditions specified in Section 6.1 or Section
6.3 have not been
satisfied or waived by the Company and the Shareholders, but only if they have used their its best efforts and acted in good faith in attempting to satisfy all such conditions and if the Company and the Shareholders are not then in breach or default in any material respect of this Agreement; or

        (c) by the Board of Directors of Noble if (i) there has been a material breach or default by the Company and the Shareholders of any representation or warranty or in the observance of their convenants and agreements contained in this Agreement of which notice has been given in writing by Noble and which has not been cured within thirty (30) business days of receipt of such notice; or
(ii) the Closing Date has not occurred prior to December 31, 1997, or such other date as shall be mutually acceptable to Noble, the Company and the Shareholders, without fault on the part of Noble; or

        (d) by the Board of Directors of the Company and the Shareholders if (i) there has been a material breach or default by Noble of any representation or warranty or in the observance of its covenants and agreements contained in this Agreement of which notice has been given in writing by the Company and the Shareholders and which has not been cured within thirty (30) business days of receipt of such notice; or (ii) the Closing Date has not occurred prior to December 31, 1997, or such other date as shall be mutually acceptable to Noble, the Company and the Shareholders without fault on the part of the Company; or

        (e) by the Board of Directors of either Noble or the Company or by the Shareholders if any regulatory agency has denied approval for the transactions contemplated hereby and, if such denial is appealable, neither Noble, the Company nor the Shareholders have filed a petition seeking review of such order of denial or taken other similar action under applicable law, within thirty (30) days after the issuance or entry by the governmental agency of such order of denial.

        SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Noble, the Company and the Shareholders, or any of the officers or directors of Noble or the Company except (i) for fraud or willful and material breach of this Agreement, (ii) that the Escrow Shares shall be delivered to the Company, unless this Agreement is terminated as a result of (A) (x) a material breach or default by the Company and the Shareholders of any representations and warranties of the Company and the Shareholders contained herein or in the observance of their covenants contained herein, which has not been cured within the period provided for cure, or (y) the failure to satisfy Section 6.2 (c) or (d), if Noble was without fault in connection therewith, or (B) the Company having experienced any event, change or occurrence that has had a material adverse effect upon the financial condition of the Company and its subsidiaries taken as a whole; and if this Agreement is terminated as a result of either (A) or (B) above, the Escrow Shares shall be returned to Noble and the Company shall reimburse Noble for fees paid by Noble to Grant Thornton solely with respect to the audit of the Company's 1995 and 1996 financial statements, (iii) that the Company shall use its best effort to refinance the Interim Financing Transaction and obtain releases for Noble and Mr. Skandalaris, and (iv) that Sections 5.2, 8.2, 10.2 and 10.6 hereof shall survive any termination of this Agreement.


                               ARTICLE IX. CLOSING


        SECTION 9.1. Closing. On the closing date of Noble's IPO, subject to the fulfillment of the conditions precedent specified herein, the transactions contemplated by this Agreement shall be consummated at the offices of Dykema Gossett PLLC, 1577 North Woodward Avenue, Suite 300, Bloomfield Hills, Michigan 48304-2820, at 10:00 a.m. (the "Closing Date" or the "Closing"), or such other date or dates or such other place as is mutually agreed to in writing by the parties to this Agreement.


                            ARTICLE X. OTHER MATTERS


        SECTION 10.1. Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated:

        "material" means material with respect to the entity in question and its respective subsidiaries, taken as a whole.

        "Material Adverse Effect", with respect to a person, means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the condition (financial or other), properties, assets, business, results of operations or prospects of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

        "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

        "subsidiary", with respect to a person, means any other person controlled by such person.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

        SECTION 10.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Closing Date shall survive the Closing Date. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Closing Date.

        SECTION 10.3. Waiver. Prior to the Closing Date, any provision of this Agreement may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

        SECTION 10.4. Counterparts. This Agreement may be executed and delivered in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

        SECTION 10.5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Michigan.

        SECTION 10.6. Expenses. Noble shall pay all HSR Act filing fees related to the filings by each party to this Agreement or the "ultimate parent entity" of each such party (as that term is defined under the HSR Act). Except as otherwise provided in this Agreement, each of the parties shall bear its own expenses and the fees and expenses of its counsel (provided that fees of counsel to the Company and counsel to DCT relating to this Agreement shall be paid by
DCT) and other agents in connection with the transactions contemplated by this Agreement, regardless of whether or not the transactions contemplated by this Agreement are consummated.

        SECTION 10.7. Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram, telex or facsimile (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

       If to the Company, to:

               Utilase, Inc.
               20101 Hoover
               Detroit, Michigan  48205
               Attention:  Mr. James Bronce Henderson, III

               with copies to:

               Dykema Gossett PLLC
               1577 North Woodward Avenue, Suite 300
               Bloomfield Hills, Michigan  48304-2820
               Attention:  Gerald T. Lievois, Esq.

        If to Noble, to:

               Noble International, Ltd.
               33 Bloomfield Hills Parkway, Suite 155
               Bloomfield Hills, Michigan  48304
               Attention:  Mr. Michael C. Azar

               with copies to:

               Jaffe, Raitt, Heuer & Weiss
               One Woodward Avenue, Suite 2400
               Detroit, Michigan  48226
               Attention:  Peter Sugar, Esq.

        SECTION 10.8. Entire Agreement; Etc. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Section 5.6 and Article VII (which may only be enforced by any person who is not a party to this Agreement after the Closing
Date), nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        SECTION 10.9. Arbitration. In the event that Noble, the Company and the Shareholders cannot agree as to any disputes arising under this Agreement, the unresolved matter shall be resolved by arbitration if a request for arbitration, as provided herein, is given. Arbitration shall be initiated by either party making a written demand on the other party and simultaneously filing copies of the demand, together with the required fees, with the Detroit Regional Office of the American Arbitration Association ("AAA"). Within fifteen (15) days after receipt of such demand, each party

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

shall designate one arbitrator. These two arbitrators shall, within fifteen (15) days after their appointment, select a third arbitrator, who shall be experienced in the subject matter of the claim for which indemnification is being sought. In the event that the first two arbitrators are unable to agree upon the third arbitrator, then the arbitrators, shall apply to the AAA to designate and appoint a person who meets these criteria as the third arbitrator. In the event the party upon whom the original arbitration demand was served shall fail to designate its arbitrator, the arbitrator designated by the party requesting arbitration shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the matter. Final arbitration of the dispute shall occur within six (6) months of the giving of the notice of arbitration. The place of arbitration shall be Troy, Michigan. Arbitration shall be conducted under the auspices of the AAA, and the AAA Rules shall govern all proceedings unless otherwise provided herein. In the case of conflict between the AAA Rules and this Agreement, the provisions of this Agreement shall govern. The arbitrators' sole power shall be to interpret the provisions of this Agreement, and they shall have no power to change or modify any provision of this Agreement. The parties shall have the right to discovery in accordance with the Federal Rules of Civil Procedure except that discovery may commence immediately upon the service of the demand for arbitration and except that discovery shall be limited to document requests and depositions of not more than two (2) people per party, and must occur within three (3) months of the date of such service of notice of the complaining party. A party's unreasonable refusal to cooperate in discovery shall be deemed to be a refusal to proceed with arbitration, and, until the arbitration panel is complete, the parties may enforce their rights (including the right of discovery) in the circuit courts of the State of Michigan. Such enforcement in the courts shall not constitute a waiver of a party's right to arbitration. Upon the completion of the appointment of the arbitration panel, the arbitrators shall have the power to enforce the parties discovery rights. It is expressly agreed that material subject to discovery shall include written documents that must be created from information that currently exists only in machine-readable form.

        The parties expressly covenant and agree to be bound by the decision of the arbitration panel and accept any such decision as the final determination of the matter in dispute. A judgment of any Michigan Circuit Court may be rendered upon any award made pursuant to this Agreement.

        SECTION 10.10. Rules Governing the Issuance and Holding of Notes and Escrow Shares. The Unregistered Securities are being issued by Noble to the Company hereunder in reliance upon the following representations, warranties and agreements of the Company.

        (a) The Company acknowledges that the Unregistered Securities issuable pursuant to this Agreement will not have been registered under the Securities Act or under applicable state securities laws.

        (b) All Unregistered Securities deliverable pursuant to this Agreement are being acquired solely for investment purposes, and not as a nominee or agent for others or with a view to or for sale in connection with any distribution, and neither the Company nor any Shareholder has any present intention of selling, granting a participation in or otherwise distributing such shares or any portion thereof.

        (c) The Company and the Shareholders agree that they shall not make a disposition of any Unregistered Securities issued pursuant to this Agreement unless such securities have been registered, or are sold in accordance with an exemption from registration under Rule 145, 144 or 144A under the Securities Act, or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws (other than under Rule 145,144 or 144A) is available and until Noble shall have received an opinion of counsel reasonably satisfactory to Noble to the effect that such exemption from the registration requirements of the Securities Act is valid and available.

        (d) The Company and the Shareholders acknowledge that their investment in Unregistered Securities is a speculative investment with limited liquidity and subject to the risk of loss. The Company and the Shareholders represent and warrant to Noble that they are able to fend for themselves in the transactions contemplated by this Agreement, have such knowledge and expertise in financial and business matters as to be capable of evaluating the merits and risks of their investment and have the ability to bear the economic risks (including the risk of loss) of its investment.

        (e) The Company and the Shareholders represent and warrant they have had the opportunity to ask questions of Noble concerning its business and to obtain any information which it considered necessary to verify the accuracy of or to amplify upon Noble's disclosures, and have had all questions which have been asked by it answered by Noble.

        SECTION 10.11. Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties, except that Noble may assign all or any of its rights hereunder to any wholly-owned subsidiary of Noble provided that no such assignment shall relieve the assigning party of its obligations hereunder, including its obligations with respect to the payment of the Purchase Price and the Notes.




                     [This space intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                           NOBLE INTERNATIONAL, LTD.


                                           By: /s/ Robert J. Skandalaris
                                               _______________________________
                                               Name:  Robert J. Skandalaris
                                               Title: Chief Executive Officer



                                   UNDERTAKING


        The undersigned, Robert J. Skandalaris, does hereby expressly join in and agree to be bound by Section 5.1 of the Agreement and further agrees that any notice to the undersigned may be effected by delivery of same to Noble as provided in the Agreement.

                                           /s/ Robert J. Skandalaris
                                           _____________________________________
                                           ROBERT J. SKANDALARIS

                                         UTILASE, INC.


                                         By: /s/ James Bronce Henderson III
                                            ____________________________________
                                            Name:  James Bronce Henderson III
                                            Title: President


                                         DCT, INC.



                                         By: /s/ James Bronce Henderson III
                                            ____________________________________
                                            Name:  James Bronce Henderson III
                                            Title: Chief Executive Officer


                                         /s/ John K. Baysore
                                         _______________________________________
                                         John K. Baysore